Exhibit 3.1

ARTICLES OF AMENDMENT TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SUI GROUP HOLDINGS LIMITED

The Undersigned, a duly authorized executive officer of Sui Group Holdings Limited, a Minnesota corporation (the “Corporation”), hereby certifies to the following Articles of Amendment amending the Corporation’s Amended and Restated Articles of Incorporation, as earlier amended:

1.	The name of this Corporation currently on file with the office of the Minnesota Secretary of State is: Sui Group Holdings Limited.

2.	This amendment is effective on the date it is filed with the Minnesota Secretary of State.

3.	Paragraph A of Article 3 of the Corporation’s Amended and Restated Articles of Incorporation, as amended, is hereby amended to read in its entirety as follows:

A.	The Corporation is authorized to issue 2,000,000,000 shares of capital stock, each having $0.001 par value per share. Each share of the Corporation’s common stock shall be entitled to one vote on all matters requiring a vote of the Corporation’s shareholders. Unless otherwise specifically so designated upon issuance, all shares of capital issued by the Corporation shall be common stock.

4.	This amendment has been approved by the shareholders of the Corporation in accordance with Minnesota Statutes, Chapter 302A.

5.	The undersigned hereby certifies that he is signing this document as the person whose signature is required, or as agent of the person(s) whose signature would be required who has authorized the undersigned to sign this document on his or her behalf, or in both capacities. The undersigned further certifies that the information in this document is true and correct and in compliance with the applicable chapter of Minnesota Statutes. The undersigned understands that by signing this document he is subject to the penalties of perjury as set forth in Section 609.48 as if he had signed this document under oath.

In Witness Whereof, the undersigned has hereunto set his hand on this 29th day of September, 2025.

/s/ Douglas M. Polinsky
Douglas M. Polinsky
Chief Executive Officer